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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Walter Energy, Inc.
(Name of Registrant as Specified In Its Charter)

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Walter Energy, Inc. 3000 Riverchase Galleria Suite 1700 Birmingham, AL 35244 www.walterenergy.com
Press Release
For Immediate Release

WALTER ENERGY CITES "SERIOUS OMISSIONS"
IN AUDLEY CAPITAL PROXY STATEMENT

Emphasizes Ongoing Board and Management Focus on Enhancing Shareholder Value
In Letter to Shareholders

        BIRMINGHAM, AL, March 25, 2013—Walter Energy, Inc. (NYSE: WLT) (TSX: WLT) today issued a letter to its shareholders raising serious concerns about Audley Capital's slate of nominees and highlighting the steps underway by the Company's Board and new management team to increase shareholder value.

        The letter from Chairman Michael T. Tokarz and CEO and Director Walter J. Scheller III highlights "troubling aspects" about Audley's campaign to replace five of its nine independent directors, including the fact that Audley's proxy statement contains serious omissions regarding the background and history of its nominees. These omissions include insider trading charges, deficient governance, and misrepresentations of experience.

        Walter Energy said the Board's Nominating and Corporate Governance Committee reviewed the Audley slate and determined that individually and collectively they lack the qualifications and experience to be suitable Board candidates. Walter Energy has a balanced mix of experience and expertise on its Board, and four of the 10 current directors have joined within the past two years.

        "We are intensely focused on enhancing shareholder value by reducing debt levels, continuing to reduce SG&A expenses, and identifying alternatives for underperforming assets," the letter states. "These initiatives are consistent with our objective of optimizing our portfolio and ensuring that each of our operations is cash flow positive and on a clear path to profitability under current market conditions and outlook."

        The letter concludes: "Over the years your Board has created long term value for all stockholders with judgment and integrity. We recognize and accept the challenge of responding to the recent and dramatic decline in met coal pricing that has affected every company in this industry. Your Board and management have taken every reasonable step to respond to that trend and to position the Company for future profitable growth as conditions improve. That work should accrue to your benefit, not that of others. Now is not the time to reverse course."

        Text of March 25 letter from Messrs. Tokarz and Scheller to Walter Energy shareholders:

Dear Fellow Walter Energy Shareholders:

        We have been pleased to speak with many of you over the past few weeks and, as always, we are appreciative of your insights and input. During our discussions, we have reviewed the ways in which your Board and management are fully aligned in positioning the Company for vigorous and profitable growth in anticipation of the recovery of the met coal market. We have an experienced management team in place that has safely increased production to a record level while curtailing low margin tonnage, improving average met coal cost per ton of production as well as reducing total SG&A expenses, tightening capital spending, improving liquidity, and aggressively pursuing debt reduction.

        We are intensely focused on enhancing shareholder value by reducing debt levels, continuing to reduce SG&A expenses, and identifying alternatives for underperforming assets. These initiatives are consistent with our objective of optimizing our portfolio and ensuring that each of our operations is cash flow positive and on a clear path to profitability under current market conditions and outlook.

        Your Board has provided invaluable oversight of our proactive approach to portfolio and cost management. Moreover, our commitment to decisive change in pursuit of value creation is reflected in the Board's balance and composition. Four of the 10 current directors have joined within the past two years, adding important new perspectives and skills to historical knowledge and continuity of leadership.

        With this backdrop, it is unfortunate that an offshore hedge fund, Audley Capital, is seeking five out of nine independent Board seats at our April 25th Annual Meeting of Shareholders—threatening to derail our new management team and the important progress we have made thus far.

        Audley owns less than one-tenth of one percent of the Company's shares, and only one individual on Audley's slate claims beneficial ownership of any shares. This is not evidence of an alignment with and long-term commitment to your best interests. We also want to bring to your attention other troubling aspects about their campaign:

  •
  Audley's proxy statement contains serious omissions regarding the background and history of its nominees—These include insider trading charges, deficient governance, and misrepresentations of their experience.

  •
  Audley's nominees lack the credentials we require of our directors—The Nominating and Corporate Governance Committee of your Board has carefully considered Audley's slate and determined that, collectively and individually, they lack the qualifications and experience to lead a multi-billion dollar New York and Toronto Stock Exchange-listed company such as Walter Energy.

  •
  Audley is focused on short term gains at the expense of other shareholders—The hedge fund's prior track record with Walter Energy underscores in our view its opportunistic, "hit and run" approach in driving up the stock price with public statements in order to take immediate profits.

        Audley offers no specific plan that differs from what your Board is already doing, and its efforts to install an opposing slate could jeopardize our strong operational momentum as our efforts gain traction. We encourage you to vote for the Company's nominees today by telephone, by Internet, or by signing and dating the enclosed WHITE proxy card and returning it in the postage-paid envelope provided.

YOUR BOARD AND MANAGEMENT HAVE BEEN EXECUTING ON A COMPREHENSIVE BUSINESS PLAN; AUDLEY IS UNABLE OR UNWILLING TO PROPOSE ANYTHING NEW

        Audley's plan to improve the Company offers nothing the Company is not already doing. Its four elements—reducing debt, reviewing SG&A and cost control, stabilizing senior management, and improving operational performance—are already areas of intense focus for our Board and management where we either have made real progress with further improvement already targeted or, in the case of stabilizing senior management, have completed the task.

  •
  Debt reduction underway.  Our first priority is debt reduction and improving our liquidity and debt maturity profile. To that end, last week we raised $450 million of new senior unsecured notes which will extend our debt maturities and increase our liquidity. The issue was very well received, evidencing the credit market's favorable view of our progress, and priced at a lower interest rate than our issue last November.

  •
  Significant cost improvements.  In 2012 we reduced SG&A by 19%, and we have targeted an additional reduction in SG&A expenses in 2013. We reduced average met coal cash cost per ton by 6% compared to 2011, and by 16% in the fourth quarter of 2012 compared to the fourth quarter of 2011.

  •
  Able and experienced management team in place.  The Board named Walt Scheller Chief Executive Officer in September 2011, and during 2012 we appointed to our senior management team a mix of highly experienced external and internal executives.

  •
  Strengthened operational performance.  We safely increased production of met coal by 35% to a record 11.7 metric tons in 2012, developed our capacity to produce in excess of 15 million metric tons when market conditions warrant, and curtailed production at low margin mines. Most recently we announced we will be idling our Willow Creek mine in Canada and will be closing our North River mine in Alabama ahead of schedule.

        Audley offers no concrete ideas in any of these areas.

AUDLEY'S NOMINEES ARE FLAWED AND LACK THE NECESSARY RECORDS OF SUCCESSFUL STEWARDSHIP

        The Nominating and Corporate Governance Committee of Walter Energy's Board reviewed the qualifications of the Audley nominees as part of its established nominee review process. The Committee concluded that the Audley nominees did not meet the Company's standards for directorship. The Audley nominees lack the track record and credentials that would qualify them to be directors of a company with Walter Energy's financial, industrial, and market profile and governance requirements.

        Material facts were also omitted from Audley's proxy statement about these nominees, all of which are important for you to know:

Julian Treger: Questions about "hit and run" track record

        Julian Treger has a history of opportunistic, short-term investing at the expense of other shareholders.

        In September 2010, Mr. Treger put his obligations as a director of Western Coal aside in the interest of a making a profit for Audley, resigning as a director of Western Coal so that he could solicit offers for the large bloc of Western Coal shares owned by Audley. He ultimately agreed to sell the bulk of this bloc to Walter Energy for cash in November 2010. This was prior to and not conditioned upon Western Coal entering into an acquisition agreement with your Company, which did not occur until December 2010.

        Less than a year later, when he held shares of Walter Energy common stock in the aftermath of the Company's acquisition of Western Coal, Mr. Treger decided to profit from self-created publicity at the expense of Walter Energy's public investors and at the risk of destabilizing the Company.

        On Sunday, July 17, 2011, Mr. Treger sent a letter marked "Private & Confidential" to your Board calling for the Company's sale, asserting that the Company was worth twice what it was trading for at the time and requesting a response by August 5th. The next day, Monday, July 18, he publicly disclosed that letter, without allowing the Company to consider or respond to it. To take advantage of the sharp increase in our stock price following his disclosure, Audley immediately began selling its shares of Walter Energy's common stock and continued to do so over the course of the first four days of that week—selling 300,000 shares, or 33% of his holdings, between July 18 and July 21. By the end of October 2011, Audley had sold nearly all of its remaining holdings in Walter Energy.

        Audley's proxy statement seeks to create the impression that its sales followed a decision by your Board not to pursue a sale of the Company. However, the facts tell a different story. Mr. Treger's repeated episodes of opportunism are directly contrary to the values of the Company and show a disregard of the interests of you, its shareholders.

        Nor have Audley's strategies led to sustained profit making at other companies. The Audley proxy statement lists two public companies of which Mr. Treger is a director, Whetstone Minerals Ltd. and Firestone Diamonds. Since he began his tenure at Whetstone in 2011, that company's stock price has declined by 50%. Since he began his tenure at Firestone in 2012, Firestone's stock price has declined by 38%.

        Mr. Treger's self-interested, profit-taking focus with respect to your Company continues to this day. In its proxy statement, Audley disclosed a side agreement with another hedge fund that may entitle Audley to fees to the extent that hedge fund profits from undisclosed investments in Walter Energy stock. Audley has not disclosed the terms of its deal, so we do not know how this aligns—or misaligns—the interests of Audley and its nominees with other shareholders, who have no such arrangement.

Robert H. Stan: Questions about insider trading charges

        Mr. Stan is currently defending himself against charges of insider trading, and tipping his wife so she could engage in insider trading, in the stock of a company of which he was Chairman and CEO.

        On December 5, 2011, the Alberta Securities Commission charged that Mr. Stan and his wife engaged in transactions in the stock and options of Grande Cache Coal Corporation at a time when they were aware that the company would fall short of its forecasted sales by almost 40%. It alleged that their transactions occurred "while they were in a special relationship with Grande Cache and with knowledge of a material fact or change with respect to Grande Cache that had not been generally disclosed," in violation of Alberta's Securities Act. On September 19, 2012, a hearing panel denied Mr. Stan's request for an order dismissing one of the allegations against him. It is our understanding that these charges remain unresolved.

        It is particularly troubling that Audley has not only failed to disclose the existence of these pending charges when asking you to vote for Mr. Stan, but has specifically held him out in its proxy statement as well-suited to "assist the Board in its compliance and governance discussions and strategies."

        Audley's promotion of Mr. Stan has little basis, even without regard to the insider trading charges against him. Spruce Bluff Resource Ltd, of which the proxy statement describes Mr. Stan as Chairman and Director, is a small entity formed last year by Mr. Stan, in which he and his wife are the sole directors. The proxy statement also lists Mr. Stan's service on the board of directors of Whetstone Minerals Ltd. (with Mr. Treger). However, during his time on the board, the company's stock price has fallen precipitously, losing more than 97% of its value.

Larry M. Clark, Jr.: Questions about lack of relevant experience

        Larry M. Clark's principal business experience is essentially working for a hedge fund, Harbinger Capital Partners. To the best of our knowledge, he has no substantial experience as a manager, director or leader of a coal company.

        The Audley proxy statement notes Mr. Clark's experience as an investor. It omits mention of his public acknowledgement that he was fired from a hedge fund job after causing accounts he managed to lose $250 million dollars in 45 minutes.

        It is our understanding that, during Mr. Clark's time at Harbinger, he spearheaded Harbinger's investment in African Medical Investments and served on that company's board of directors. That investment resulted in significant losses for the fund. During Mr. Clark's tenure on the board of African Medical Investments, the company's stock fell by approximately 70%.

        When he left Harbinger in 2011, Mr. Clark attempted to start a hedge fund, Balantrove Management, LLC. He publicly stated a goal of raising between $500 million and $1 billion. However, he was able to raise only a small fraction of that amount. Reportedly, Balantrove now has assets under management of $760,000 and currently describes itself as a "corporate advisory business catering to small and middle-market resource and energy companies."

        Audley also lists Mr. Clark's service on the board of directors of Ecometals Ltd. as a qualification. However, he served on that board for only a month, from November to December 2012, at which time he did not stand for re-election. This unusually short stint as a director deserves an explanation, which the proxy statement does not provide, and is certainly not a credential establishing his Board experience.

Mark H. Lochtenberg: Questions about lax corporate governance

        Mr. Lochtenberg's principal employment for the last eight years has been with Cockatoo Coal Limited, an Australian mining company of which he has served as managing director and, for the last year, executive chairman.

        Mr. Lochtenburg's testimony in litigation in Australia concerning his activities on behalf of Cockatoo Coal casts serious doubt on his qualifications in the area of corporate governance. The litigation was brought by a minority shareholder in a company, Baralaba Coal Property Ltd., in which Cockatoo owned the majority interest. Mr. Lochtenberg was one of three directors of Baralaba appointed by Cockatoo. The minority shareholder had two appointed directors. On cross-examination Mr. Lochtenberg conceded that he had assumed the title of managing director of Baralaba without being properly appointed by the board, failed to hold directors meetings for nearly a year, failed to keep minutes of the decisions made by the directors, and failed to provide operating information requested by the minority directors. He was asked, "So when you say the affairs of Baralaba are in disarray, that's only because you [and the other two Cockatoo-appointed directors] have chosen to ignore what would be basic rules of corporate governance, correct?" He responded, "Correct."

        A command of and commitment to sound corporate governance should be a pre-requisite to serve on your behalf on Walter Energy's Board. An individual who has admitted to ignoring the basic rules of corporate governance does not meet this standard.

        In addition, the Audley proxy statement describes Cockatoo as "a publicly traded metallurgical coal producer," the same business as Walter Energy. Yet the proxy statement also claims that "Mr. Lochtenberg's other activities in the coal industry are not believed to be competitive with the business of the Company." Shareholders of Walter Energy are entitled to an explanation of the basis for this conclusion.

        Cockatoo Coal's share price has not performed well during Mr. Lochtenberg's tenure. Since he joined that company as one of three managing directors in January 2005, its stock price has declined by 59%. Since he became executive chairman in April 2012, it has declined by 71%.

Edward Scholtz: Questions about leadership credentials

        The description of Mr. Scholtz's experience in the proxy contains significant inaccuracies with respect to his leadership positions. The proxy states that "Mr. Scholtz also currently serves as a director of Talon Metals Corp., a publicly traded mineral exploration company, where he serves on the audit committee." That company's website does not list Mr. Scholtz as a director or committee member, and contains a news release stating that he left the company's employ on February 9, 2012. In fact, Mr. Scholtz served as the president and CEO of Talon, but held that position for only eight months. During his brief tenure at Talon, its share price dropped by 57%.

        Audley also represents that Mr. Scholtz served as the "Chief Operating Officer of CIC Energy Corp., a publicly traded coal and energy company, from 2008 to 2012." That company's disclosures indicate that this, too, is incorrect. According to CIC's annual reports, another individual held the position of COO from January 2007 through December 2010. Mr. Scholtz was apparently the COO of a division of CIC, not the parent public company, during this period. Finally, Audley lists as a credential Mr. Scholtz's time as COO of Jindal Africa. Jindal purchased CIC, Mr. Scholtz's employer, in 2012. His tenure at Jindal Africa lasted only three months, after which Mr. Scholtz left the company.

WALTER ENERGY NOMINEES ARE HIGHLY CREDENTIALED AND FOCUSED ON SHAREHOLDER VALUE CREATION

        Over the years your Board has created long term value for all stockholders with judgment and integrity. We recognize and accept the challenge of responding to the recent and dramatic decline in met coal pricing that has affected every company in this industry. Your Board and management have taken every reasonable step to respond to that trend and to position the Company for future profitable growth as conditions improve. That work should accrue to your benefit, not that of others. Now is not the time to reverse course.

        Your Board has put the Company on a path to greater long-term profitability as market conditions improve. Replacing five out of nine independent members with nominees who offer no new ideas to strengthen the Company, and whose past records raise substantial doubts as to their suitability and qualifications for the Board, would not be in your best interest. We urge you to vote for the Board's nominees. We also look forward to continuing our dialogue with you.

        Your vote is important in this election, and we urge you to vote TODAY so that your voice is heard. To elect the Walter Energy Board's nominees, we encourage you to vote today by telephone, by Internet, or by signing and dating the enclosed WHITE proxy card and returning it in the postage-paid envelope provided. We also urge you to discard any proxy card sent to you by Mr. Treger or Audley Capital.

Sincerely,

Michael T. Tokarz Chairman of the Board	Walter J. Scheller, III Chief Executive Officer and Director

Your Vote Is Important, No Matter How Many Or How Few Shares You Own
If you have questions about how to vote your shares, or need additional assistance, please contact the firm assisting us in the solicitation of proxies:
 INNISFREE M&A INCORPORATED
Shareholders Call Toll-Free: (877) 717-3898
Banks and Brokers Call Collect: (212) 750-5833
REMEMBER:
We urge you NOT to vote using any proxy card sent to you by
Audley, as doing so will revoke your vote on the WHITE proxy card.

About Walter Energy

        Walter Energy is the world's leading, publicly traded "pure-play" metallurgical coal producer for the global steel industry with strategic access to high-growth steel markets in Asia, South America and Europe. The Company also produces thermal coal, anthracite, metallurgical coke and coal bed methane gas. Walter Energy employs approximately 4,100 employees and contractors with operations in the United States, Canada and United Kingdom. For more information about Walter Energy, please visit www.walterenergy.com.

Safe Harbor Statement

        Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and may involve a number of risks and uncertainties. Forward-looking statements are based on information available to management at the time, and they involve judgments and estimates. Forward-looking statements include expressions such as "believe," "anticipate," "expect," "estimate," "intend," "may," "plan," "predict," "will," and similar terms and expressions. These forward-looking statements are made based on expectations and beliefs concerning future events affecting us and are subject to various risks, uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control, that could cause our actual results to differ materially from those matters expressed in or implied by these forward-looking statements. The following factors are among those that may cause actual results to differ materially from our forward-looking statements: unfavorable economic, financial and business conditions; the global economic crisis; market conditions beyond our control; prolonged decline in the price of coal; decline in global coal or steel demand; prolonged or dramatic shortages or difficulties in coal production; our customer's refusal to honor or renew contracts; our ability to collect payments from our customers; inherent risks in coal mining such as weather patterns and conditions affecting production, geological conditions, equipment failure and other operational risks associated with mining; title defects preventing us from (or resulting in additional costs for) mining our mineral interests; concentration of our mining operations in limited number of areas; a significant reduction of, or loss of purchases by, our largest customers; unavailability of cost-effective transportation for our coal; significant increase in competitive pressures and foreign currency fluctuations; significant cost increases and delays in the delivery of raw materials, mining equipment and purchased components; availability of adequate skilled employees and other labor relations matters; inaccuracies in our estimates of our coal reserves; greater than anticipated costs incurred for compliance with environmental liabilities or limitations on our abilities to produce or sell coal; our ability to attract and retain key personnel; future regulations that increase our costs or limit our ability to produce coal; new laws and regulations to reduce greenhouse gas emissions that impact the demand for our coal reserves; adverse rulings in current or future litigation; inability to access needed capital; availability of licenses, permits, and other authorizations may be subject to challenges; risks associated with our reclamation and mine closure obligations; failure to meet project development and expansion targets; risks associated with operating in foreign jurisdictions; risks related to our indebtedness and our ability to generate cash for our financial obligations; downgrade in our credit rating; our ability to identify suitable acquisition candidates to promote growth; our ability to successfully integrate acquisitions; volatility in the price of our common stock; our ability to pay regular dividends to stockholders; costs related to our post-retirement benefit obligations and workers' compensation obligations; our exposure to litigation; and other risks and uncertainties including those described in our filings with the SEC. Forward-looking statements made by us in this release, or elsewhere, speak only as of the date on which the statements were made. You are advised to read the risk factors in our most recently filed Annual Report on Form 10-K and subsequent filings with the SEC, which are available on our website at www.walterenergy.com and on the SEC's website at www.sec.gov. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us or our anticipated results. We have no duty to, and do not intend to, update or revise the forward-looking statements in this release, except as may be required by law. In light of these risks and uncertainties, readers should keep in mind that any forward-looking statement made in this press release may not occur. All data presented herein is as of the date of this release unless otherwise noted.

Important Additional Information

        On March 8, 2013, Walter Energy filed with the Securities and Exchange Commission ("SEC"), a definitive proxy statement (as it may be amended or supplemented, the "Proxy Statement") concerning the proposals to be presented at Walter Energy's 2013 Annual Meeting of Stockholders in connection with the solicitation of proxies from Walter Energy's stockholders. The Proxy Statement contains important information about Walter Energy and the 2013 Annual Meeting. In addition, Walter Energy files annual, quarterly and special reports, proxy statements and other information with the SEC. INVESTORS AND SHAREHOLDERS ARE STRONGLY URGED TO READ THE PROXY STATEMENT AND ACCOMPANYING PROXY CARD AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT WALTER ENERGY AND THE PROPOSALS TO BE PRESENTED AT THE 2013 ANNUAL MEETING. These documents are available free of charge at the SEC's website (www.sec.gov) or from Walter Energy at our investor relations website www.investorrelations.walterenergy.com). The contents of the websites referenced herein are not deemed to be incorporated by reference into the Proxy Statement.

Certain Information Regarding Participants

        Walter Energy, its directors and certain of its officers may be deemed to be participants in the solicitation of Walter Energy's stockholders in connection with its 2013 Annual Meeting. Information regarding the names, affiliations and direct and indirect interests (by security holdings or otherwise) of these persons is found in the Proxy Statement for the 2013 Annual Meeting, which is filed with the SEC. Additional information regarding these persons can also be found in other documents filed by Walter Energy with the SEC. Stockholders are able to obtain a free copy of the Proxy Statement and other documents filed by Walter Energy with the SEC from the sources listed above.

Contact:	For media:	For investors:
	Ruth Pachman	Mark Tubb
	ruth-pachman@kekst.com	mark.tubb@walterenergy.com
	212/521-4891	205/745-2627

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WALTER ENERGY CITES " SERIOUS OMISSIONS" IN AUDLEY CAPITAL PROXY STATEMENT
Emphasizes Ongoing Board and Management Focus on Enhancing Shareholder Value In Letter to Shareholders
YOUR BOARD AND MANAGEMENT HAVE BEEN EXECUTING ON A COMPREHENSIVE BUSINESS PLAN; AUDLEY IS UNABLE OR UNWILLING TO PROPOSE ANYTHING NEW
AUDLEY'S NOMINEES ARE FLAWED AND LACK THE NECESSARY RECORDS OF SUCCESSFUL STEWARDSHIP
WALTER ENERGY NOMINEES ARE HIGHLY CREDENTIALED AND FOCUSED ON SHAREHOLDER VALUE CREATION